Exhibit 99.1

CONTACT:
GTC Biotherapeutics, Inc.	Feinstein Kean Healthcare for GTC
Thomas E. Newberry	Biotherapeutics, Inc.
Vice President, Corporate Communications	Francesca DeVellis
(508) 370-5374	(617) 577-8110

GTC BIOTHERAPEUTICS TO RAISE $17.5 MILLION IN REGISTERED DIRECT OFFERING

FRAMINGHAM, MA – July 18, 2006 — GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) announced today that it has obtained agreements from new and existing institutional investors, including William Harris Investors, Inc., to purchase 12 million shares of GTC’s common stock at a price of $1.38 per share, the closing bid price for the common stock immediately before entering into the binding agreements for the transaction. Under the terms of the financing, GTC will also issue 10-year warrants to purchase an aggregate of 7.8 million additional shares of GTC’s common stock at an exercise price of $1.4145 per share. At the closing, investors in the financing will pay an additional purchase price equal to $0.125 for each share issuable upon exercise of the warrants. The closing of the offering is expected to take place on July 21, 2006, subject to the satisfaction of customary closing conditions.

The shares and warrants are being offered under a shelf registration statement previously filed with the Securities and Exchange Commission. C.E. Unterberg, Towbin served as lead placement agent for the offering. Oppenheimer & Co. and Rodman & Renshaw, LLC acted as co-agents for the transaction.

GTC estimates gross proceeds from the financing will be approximately $17.5 million. The net proceeds of the financing will be used for general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus and the prospectus supplement can be obtained from C.E. Unterberg, Towbin, 350 Madison Avenue, New York, NY 10017, fax +1 (212) 389-8880.

About GTC Biotherapeutics

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC’s lead program is ATryn®, its recombinant form of human antithrombin. The Committee for Medicinal Products for Human Use of the European Medicines Agency has adopted a positive opinion regarding GTC application for the use of ATryn® in patients with a hereditary antithrombin deficiency undergoing surgical procedures. In addition to the ATryn® program, GTC is developing a recombinant human alpha-1 antitrypsin, a recombinant human albumin, a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors, and a malaria vaccine. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the amount of proceeds expected to be received from the planned closing of the public offering. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the risks and uncertainties inherent in satisfying the conditions to the closing of such a transaction. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.